Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, as amended, of Onyx Pharmaceuticals, Inc. of our reports dated February 27, 2012, with respect to the consolidated financial statements of Onyx Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Onyx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, California

May 23, 2012